                                                                    Exhibit 99.1


INAMED CORPORATION ANNOUNCES RESIGNATION OF REICH;

COMPANY INITIATES SEARCH FOR SUCCESSOR; WILL CLOSE NEW YORK OFFICE



SANTA BARBARA, Calif.--Jan. 16, 2001--Inamed Corporation (NASDAQ: IMDC - news) today announced that Ilan Reich, president and co-CEO, has resigned. Reich has also resigned as a member of the Inamed Board. Richard G. Babbitt, chairman and CEO, has assumed Reich's responsibilities. The Board has begun a search for a successor to Reich.

Inamed will also close its New York office where Reich has been located and consolidate all staff functions at its Santa Barbara headquarters.

The Company said it no longer expects to meet prior guidance that it will report sales of $61 to $67 million and cash earnings per share (EPS) of $0.45 to $0.55 in the fourth quarter ended December 31, 2000 and sales of $270 to $295 million and cash EPS of $2.25 to $2.75 in 2001. The Company now expects to report sales of approximately $58 million and cash EPS of $0.32 to $0.34 in the fourth quarter. Based on a preliminary analysis, the Company now expects to report sales of $255 to $265 million and cash EPS in the range of $2.00 to $2.10 in 2001, excluding any non-recurring or extraordinary items.

"We greatly appreciate Ilan Reich's contributions to Inamed over the past three years. He has played an important role in the Company's successful turnaround, and we wish him well in his next endeavor," said Babbitt. "Despite the current earnings shortfall, the Board believes Inamed has substantial long-term growth potential. The Board believes that an executive with strong marketing experience is now needed to take full advantage of Inamed's superb platform and increase shareholder value."

"I feel privileged to have been a part of Inamed's successes over the past few years, and have a great deal of confidence in this company's prospects for future growth," said Reich. "Inamed is a dynamic, growth-oriented and profitable company, and I am convinced this is the right time for this transition to take place. I look forward to a new senior management challenge which will not involve the heavy travel schedule that has exacted a substantial personal and family toll during the past few years."

Inamed is a global surgical and medical device company engaged in the development, manufacturing and marketing of products for the plastic and reconstructive surgery, aesthetic medicine and obesity markets. Inamed sells a variety of lifestyle products used to make people look younger and more attractive, including breast implants for cosmetic augmentation and collagen-based facial implants to correct facial wrinkles and to improve lip definition. Inamed also sells products which address women's health issues, including breast implants for reconstructive surgery following a mastectomy, and devices which treat severe obesity and urinary incontinence.

Forward Looking Statements

This release contains, in addition to historical information, forward-looking statements. Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, those described in the Company's annual report on Form 10-K for the year ended December 31, 1999.

Contact:

     Media:
     Citigate Sard Verbinnen Corporation, New York
     Anna Cordasco/Denise DesChenes, 212/687-8080
      or
     Investor:
     Inamed, New York
     Michael Doty, CFO, 212/273-3430